Exhibit 10.7

PEOPLES FEDERAL SAVINGS BANK

Salary Continuation Agreement

PEOPLES FEDERAL SAVINGS BANK

SALARY CONTINUATION AGREEMENT

THIS SALARY CONTINUATION AGREEMENT (the “Agreement”) is adopted this 29th day of November, 2004, by and between PEOPLES FEDERAL SAVINGS BANK, a federally-chartered corporation located in Boston, Massachusetts (the “Bank”), and JAMES J. GAVIN (the “Executive”).

The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development and future business success of the Bank. This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time. The Bank will pay the benefits from its general assets.

The Bank and the Executive agree as provided herein.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1

“Accrual Balance” means the liability that should be accrued by the Bank, under Generally Accepted Accounting Principles (“GAAP”), for the Bank’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”) and the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrual Balance. However, once chosen, the method must be consistently applied. The Accrual Balance shall be reported by the Bank to the Executive on Schedule A.

1.2	“Bank” shall mean Peoples Federal Savings Bank, Boston, Massachusetts and any subsidiary, parent corporation or affiliate of the Bank.

1.3	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 4.

1.4

“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

PEOPLES FEDERAL SAVINGS BANK

Salary Continuation Agreement

1.5	“Change in Control” means:

(a) There occurs a “Change in Control” of the Bank, as defined or determined by either the Bank’s primary federal regulator or under regulations promulgated by such regulator;

(b) As a result of, or in connection with, any merger or other business combination, sale of assets or contested election, wherein the persons who were non-employee directors of the Bank before such transaction or event cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank;

(c) The Bank transfers all or substantially all of its assets to another corporation or entity which is not an affiliate of the Bank;

(d) The Bank is merged or consolidated with another corporation or entity and, as a result of such merger of consolidation, less than sixty percent (60%) of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Bank; or

(e) The Bank sells or transfers more than a fifty percent (50%) equity interest in the Bank to another person or entity which is not an affiliate of the Bank, excluding a sale or transfer to a person or persons who are employed by the Bank.

Notwithstanding anything in this Agreement to the contrary, in no event shall the conversion of the Bank from mutual to stock form (including, without limitation, through the formation of a stock holding company) or the reorganization of the Bank into the mutual holding company form of organization constitute a Change in Control for purposes of this Agreement.

1.6	“Code” means the Internal Revenue Code of 1986, as amended.

1.7

“Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the insurance carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Plan Administrator of the insurance carrier’s or Social Security Administration’s determination upon the request of the Plan Administrator.

1.8

“Discount Rate” means the rate used by the Plan Administrator for determining the Accrual Balance. The initial Discount Rate is six and one quarter percent (6.25%). However, the Plan Administrator, in its sole discretion, may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP.

1.9

“Early Termination” means the Termination of Employment before age sixty-five (65), but after completion of at least fifteen (15) Years of Service, for reasons other than death, Disability, Termination for Cause or following a Change in Control.

PEOPLES FEDERAL SAVINGS BANK

Salary Continuation Agreement

1.10	“Early Termination Date” means the month, day and year in which Early Termination occurs.

1.11	“Effective Date” means December 1, 2004.

1.12	“Normal Retirement Age” means the Executive’s 65th birthday and his completion of at least fifteen (15) Years of Service.

1.13	“Normal Retirement Date” means the date that is the later of the Executive’s attainment of Normal Retirement Age or his actual Termination of Employment.

1.14	“Plan Administrator” means the plan administrator described in Article 8.

1.15	“Plan Year” means each twelve-month period commencing on the Effective Date.

1.16	“Termination for Cause” has that meaning set forth in Article 5.

1.17	“Termination of Employment” means that the Executive ceases to be employed by the Bank for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Bank.

1.18

“Years of Service” means each twelve (12) consecutive month period, beginning with the date or hire of initial service, that the Executive has been an employee and/or director of the Bank, inclusive of any approved leave of absence.

Article 2

Benefits During Lifetime

2.1

Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Bank shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is Ninety-one Thousand Six Hundred Thirty-eight Dollars ($91,638).

2.1.2

Payment of Benefit. The Bank shall pay the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Normal Retirement Date. The annual benefit shall be paid to the Executive for twenty (20) years.

2.2	Early Termination Benefit. Upon Early Termination, the Bank shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

PEOPLES FEDERAL SAVINGS BANK

Salary Continuation Agreement

2.2.1

Amount of Benefit. The annual benefit under this Section 2.2 is the Early Termination Benefit set forth on Schedule A for the Plan Year during which the Early Termination Date occurs. This benefit is determined by vesting the Executive in one hundred percent (100%) of the Accrual Balance.

2.2.2

Payment of Benefit. The Bank shall pay the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s attainment of Normal Retirement Age. The annual benefit shall be paid to the Executive for twenty (20) years.

2.3

Disability Benefit. Upon Termination of Employment due to Disability prior to Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1

Amount of Benefit. The annual benefit under this Section 2.3 is the Disability Benefit set forth on Schedule A for the Plan Year during which the Termination of Employment occurs. This benefit is determined by vesting the Executive in one hundred percent (100%) of the Normal Retirement Benefit.

2.3.2

Payment of Benefit. The Bank shall pay the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s 65th birthday. The annual benefit shall be paid to the Executive for twenty (20) years.

2.4

Change in Control Benefit. Upon a Change in Control, followed by the Executive’s Termination of Employment within twelve (12) months, the Bank shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Article.

2.4.1

Amount of Benefit. The annual benefit under this Section 2.4 is the Change in Control Benefit set forth on Schedule A for the Plan Year during which Termination of Employment occurs. This benefit is determined by vesting the Executive in one hundred percent (100%) of the Normal Retirement Benefit amount described in Section 2.1.1. For purposes of the Change in Control Benefit, the Executive shall be deemed to have attained age 65 and completed 15 Years of Service as of the effective date of the Change in Control, regardless of actual age or service completed as of such date.

2.4.2

Payment of Benefit. The Bank shall pay the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s Termination of Employment. The annual benefit shall be paid to the Executive for twenty (20) years.

PEOPLES FEDERAL SAVINGS BANK

Salary Continuation Agreement

Article 3

Death Benefits

3.1

Death During Active Service. If the Executive dies while in the active service of the Bank, the Bank shall pay to the Beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.

3.1.1

Amount of Benefit. The benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1. For purposes of the benefit, the Executive shall be deemed to have attained age 65 and completed 15 Years of Service as of his date of death, regardless of actual age or service completed as of such date.

3.1.2

Payment of Benefit. The Bank shall pay the annual benefit to the Beneficiary in twelve (12) equal monthly installments commencing on the first day of the month following the date of the Executive’s death. The annual benefit shall be paid to the Beneficiary for a period of twenty years (20) years.

3.2

Death During Payment of a Benefit. If the Executive dies after any benefit payments have commenced under Article 2 of this Agreement, but before receiving all such payments, the Bank shall pay the remaining benefits to the Beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3

Death After Termination of Employment But Before Payment of a Benefit Commences. If the Executive is entitled to any benefit payments under Article 2 of this Agreement, but dies prior to the commencement of said benefit payments, the Bank shall pay the same benefit payments to the Beneficiary that the Executive was entitled to prior to death, except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.

Article 4

Beneficiaries

4.1

Beneficiary Designation. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under this Agreement upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.

4.2

Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the

PEOPLES FEDERAL SAVINGS BANK

Salary Continuation Agreement

Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4

No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5

Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 5

General Limitations

5.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Bank’s Board of Directors terminates the Executive’s employment for:

(a) Personal dishonesty;

(b) Incompetence;

(c) Willful misconduct;

(d) Any breach of fiduciary duty involving personal profit;

(e) Intentional failure to perform stated duties; or

(f) Willful violation of any law, rule, regulation (other than traffic violations or similar offenses), or final cease and desist order.

PEOPLES FEDERAL SAVINGS BANK

Salary Continuation Agreement

5.2

Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Executive commits suicide within two years after the Effective Date. In addition, the Bank shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on any application for life insurance owned by the Bank on the Executive’s life.

5.3

Competition After Termination of Employment. The Bank shall not pay any benefit under this Agreement if the Executive, within twelve (12) months following Termination of Employment, without the prior written consent of the Bank, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee, or in any other capacity whatsoever, any enterprise conducted in the marketing area of the Bank, which enterprise is, or may deemed to be, competitive with any business carried on by the Bank as of the date of termination of the Executive’s employment or retirement. This section shall not apply following a Change in Control.

Article 6

Claims and Review Procedures

6.1	Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1	Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

6.1.2

Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of the Agreement on which the denial is based;

PEOPLES FEDERAL SAVINGS BANK

Salary Continuation Agreement

(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d) An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

6.2.1

Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

6.2.2

Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3

Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4

Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

6.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of the Agreement on which the denial is based;

(c) A statement that the claimant is entitled to receive, upon request and free

PEOPLES FEDERAL SAVINGS BANK

Salary Continuation Agreement

of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive. If the Bank’s Board of Directors, however, determines that the Executive is no longer a member of a select group of management or highly compensated employees, as that phrase applies to ERISA, for reasons other than death, Disability or retirement, the Bank may amend or terminate this Agreement. Upon such amendment or termination the Bank shall pay benefits to the Executive as if Early Termination occurred on the date of such amendment or termination, regardless of whether Early Termination actually occurs. Additionally, the Bank may also amend this Agreement to conform with written directives to the Bank from its banking regulators.

Article 8

Administration of Agreement

8.1

Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Executive may be a member of the Plan Administrator. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2

Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

8.3

Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive or Beneficiary shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions, including but not limited to the Discount Rate.

8.4

Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

PEOPLES FEDERAL SAVINGS BANK

Salary Continuation Agreement

8.5

Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Employment of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

8.6	Annual Statement. The Plan Administrator shall provide to the Executive, within 120 days after the end of each Plan Year, a statement setting forth the benefits payable under this Agreement.

Article 9

Miscellaneous

9.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

9.2

No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4

Tax Withholding. The Bank shall withhold any taxes that, in its reasonable judgment, are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Massachusetts, except to the extent preempted by the laws of the United States of America.

9.6

Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and Beneficiary have no preferred or secured claim.

PEOPLES FEDERAL SAVINGS BANK

Salary Continuation Agreement

9.7

Successors. The Bank shall not merge or consolidate into or with another company, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor company.

9.8

Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9

Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10

Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12

Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13	Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Peoples Federal Savings Bank
435 Water Street
Boston, MA 02135

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

PEOPLES FEDERAL SAVINGS BANK

Salary Continuation Agreement

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement.

EXECUTIVE:	BANK:

PEOPLES FEDERAL SAVINGS BANK

/s/ James J. Gavin	By:	/s/ Maurice H. Sullivan, Jr.
JAMES J. GAVIN	Title:	Chairman

PEOPLES FEDERAL SAVINGS BANK

Salary Continuation Agreement

BENEFICIARY DESIGNATION FORM

I, JAMES J. GAVIN, designate the following as beneficiary of benefits under the Agreement payable following my death:

Primary:
%

%
Contingent:
%

%

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as beneficiary, please write “Estate of [your name]”.

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that these designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Name:

Signature:	Date:

Received by the Plan Administrator this      day of             , 20    .

By:

Title:

FIRST AMENDMENT TO

SALARY CONTINUATION AGREEMENT

First Amendment, dated as of December 16, 2008 (the “Amendment”), to the Salary Continuation Agreement, dated as of November 29, 2004 (as amended, the “Salary Continuation Agreement”), by and among Peoples Federal Savings Bank (the “Bank”) and James J. Gavin (the “Executive”). Capitalized terms which are not defined herein shall have the same meaning as set forth in the Salary Continuation Agreement.

W I T N E S S E T H:

WHEREAS, the parties desires to amend the Salary Continuation Agreement to comply with the final regulations issued in April 2007 by the Internal Revenue Service under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, pursuant to Article 7 of the Salary Continuation Agreement, the parties to the Salary Continuation Agreement desire to amend the Salary Continuation Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Bank and the Executive hereby amend the Salary Continuation Agreement as follows:

Section 1. Amendment to Section 1.7 of the Salary Continuation Agreement. Section 1.7 of the Salary Continuation Agreement is hereby amended to read in its entirety as follows:

““Disability” means the Executive: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of disability insurance covering employees of the Bank, provided that the definition of “disability” applied under such insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.”

Section 2. Amendment to Section 1.17 of the Salary Continuation Agreement. Section 1.17 of the Salary Continuation Agreement is hereby amended to read in its entirety as follows:

“Termination of Employment” shall be construed to mean a Separation from Service, as defined in this Section 1.17, with the Bank for reasons other than death. Whether a Separation from

Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period.”

Section 3. New Section 1.19 of the Salary Continuation Agreement. Section 1.19 of the Salary Continuation Agreement is hereby added to read in its entirety as follows:

““Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) in the event the Bank or any corporate parent is or becomes publicly traded on an established securities market or otherwise.”

Section 4. New Section 2.5 of the Salary Continuation Agreement. Section 2.5 of the Salary Continuation Agreement is hereby added to read in its entirety as follows:

“Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six months following the Separation from Service shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service. All subsequent distributions shall be paid in the manner specified.”

Section 5. New Section 2.6 of the Salary Continuation Agreement. Section 2.6 of the Salary Continuation Agreement is hereby added to read in its entirety as follows:

“Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any portion of the Account Value into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Executive’s Accrual Balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.”

Section 6. New Section 2.7 of the Salary Continuation Agreement. Section 2.7 of the Salary Continuation Agreement is hereby amended to read in its entirety as follows:

“Change in Form or Timing of Distributions. For distribution of benefits under this Article 2, the Executive and the Bank may, subject to the terms of Article 7, amend the Agreement to delay the timing or change the form of distributions. Any such amendment:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A;

2

(b)	must, for benefits distributable under Sections 2.1 and 2.2, be made at least twelve (12) months prior to the first scheduled distribution;

(c)

must, for benefits distributable under Sections 2.1, 2.2 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the amendment is made.”

Section 7. Amendment to Article 7 of the Salary Continuation Agreement. Article 7 of the Salary Continuation Agreement is hereby amended to read in its entirety as follows:

“7.1 Amendments and Termination Generally. This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive. If the Bank’s Board of Directors, however, determines that the Executive is no longer a member of a select group of management or highly compensated employees, as that phrase applies to ERISA, for reasons other than death, Disability or retirement, the Bank may terminate this Agreement. In the event of such termination, the benefit shall be the Accrual Balance determined as of the date the Agreement is terminated; provided, however, that except as provided in Section 7.2, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, in the event of such termination, benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

Additionally, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative or tax law, including without limitation Section 409A of the Code and any and all regulations and guidance promulgated thereunder.

7.2 Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if the Bank terminates this Agreement in the following circumstances:

(a) Within thirty (30) days before a Change in Control, provided that all distributions are made no later than twelve (12) months following such irrevocable termination of this Agreement and further provided that all of the arrangements sponsored by the Bank that would be aggregated with this Agreement under Treasury Regulation §1.409A-1(c)(2) are terminated so the Executive and all participants under the other aggregated arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date the Bank irrevocably takes all necessary action to terminate such arrangements;

(b) With twelve (12) months of a dissolution of the Bank taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C.

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§503(b)(1)(A), provided that the amounts deferred under this Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which this Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practicable; or

(c) Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulation §1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) no payments are made within twelve (12) months of the termination of the arrangements other than payments that would be payable under the terms of the arrangements if the termination had not occurred, (iii) all termination distributions are made no later than twenty-four (24) months following such termination, and (iv) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the Accrual Balance, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.”

Section 8. Amendment to Section 9.4 of the Salary Continuation Agreement. Section 9.4 of the Salary Continuation Agreement is hereby added to read in its entirety as follows:

“Tax Withholding and Reporting. The Bank shall withhold any taxes that are required to be withheld, including but limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Bank shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.”

Section 9. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Salary Continuation Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

Section 10. Governing Law. This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of Massachusetts, except to the extent preempted by the laws of the United States of America.

Section 11. Compliance with Section 409A. This Agreement shall be interpreted and administered consistent with Section 409A of the Code.

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IN WITNESS WHEREOF, the Bank has duly executed this Amendment as of the day and year first written above.

PEOPLES FEDERAL SAVINGS BANK

By:	/s/ Thomas J. Leetch
Title:	President and CEO

EXECUTIVE

/s/ James J. Gavin
James J. Gavin

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